EXHIBIT 17.1

The Board of Directors

Sparking Events, Inc.

Re:

Resignation of Duties

Dear Board of Directors:

I hereby tender my resignation as Chief Executive Officer, Principal Financial Officer, President, Secretary, Treasurer and Director of Sparking Events, Inc. effective immediately.  The reasons for my resignation are personal.  Please note that I have no disputes or disagreements with the Company.

Yours very truly,

     /s/    Carlo Giusto

Carlo Giusto

Sparking Events, Inc.

Principal Executive Officer

Principal Financial Officer

President and Director